                                  Exhibit 99



                          PHILIP MORRIS COMPANIES INC.
                                and SUBSIDIARIES

                       Consolidated Financial Statements
                     for the period ended December 31, 1994

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       _________________________________



To the Board of Directors and Stockholders of Philip Morris Companies Inc.:

  We have audited the accompanying consolidated balance sheets of Philip Morris Companies Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Philip Morris Companies Inc. and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in Note 15 to the consolidated financial statements, there is litigation pending against the Company. The ultimate outcome of the litigation cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been made in the accompanying financial statements.

  As discussed in Note 13 to the consolidated financial statements, the Company adopted in 1993 the method of accounting for postemployment benefits prescribed by Statement of Financial Accounting Standards No. 112.


                                           /S/ Coopers & Lybrand L.L.P.

New York, New York
January 23, 1995

                          PHILIP MORRIS COMPANIES INC.
                                and Subsidiaries
                  CONSOLIDATED BALANCE SHEETS, at December 31,
                (in millions of dollars, except per share data)

                                 ------------

ASSETS                                            1994          1993
                                                  ----          ----

 CONSUMER PRODUCTS
  Cash and cash equivalents                    $   184       $   182
  Receivables, net                               4,382         3,982
  Inventories:
   Leaf tobacco                                  3,029         3,030
   Other raw materials                           1,943         1,695
   Finished product                              3,015         2,633
                                               -------       -------
                                                 7,987         7,358

  Other current assets                           1,355         1,286
                                               -------       -------
   Total current assets                         13,908        12,808


  Property, plant and equipment, at cost:
   Land and land improvements                      743           709
   Buildings and building equipment              4,834         4,600
   Machinery and equipment                      11,248        10,494
   Construction in progress                      1,429         1,127
                                               -------       -------
                                                18,254        16,930
   Less accumulated depreciation                 7,083         6,467
                                               -------       -------
                                                11,171        10,463

  Goodwill and other intangible assets
   (less accumulated amortization of
   $3,342 and $2,727)                           19,744        19,746


  Other assets                                   2,633         2,529
                                               -------       -------
   TOTAL CONSUMER PRODUCTS ASSETS               47,456        45,546

 FINANCIAL SERVICES AND REAL ESTATE

  Finance assets, net                            4,519         4,869
  Real estate held for development and sale        401           489
  Other assets                                     273           301
                                               -------       -------

   TOTAL FINANCIAL SERVICES AND
    REAL ESTATE ASSETS                           5,193         5,659
                                               -------       -------

   TOTAL ASSETS                                $52,649       $51,205
                                               =======       =======



LIABILITIES                                       1994          1993
                                                  ----          ----

 CONSUMER PRODUCTS
  Short-term borrowings                        $   181       $   268
  Current portion of long-term debt                712         1,738
  Accounts payable                               3,789         3,137
  Accrued liabilities:
   Marketing                                     2,086         1,619
   Taxes, except income taxes                      948           860
   Employment costs                                926           874
   Other                                         2,290         2,618
  Income taxes                                   1,325         1,853
  Dividends payable                                708           572
                                               -------       -------
   Total current liabilities                    12,965        13,539

  Long-term debt                                14,085        14,358
  Deferred income taxes                            385           361
  Accrued postretirement health care costs       2,164         2,031
  Other liabilities                              5,609         4,622
                                               -------       -------
   TOTAL CONSUMER PRODUCTS LIABILITIES          35,208        34,911

 FINANCIAL SERVICES AND REAL ESTATE
  Short-term borrowings                            604           929
  Long-term debt                                   890           863
  Deferred income taxes                          3,010         2,706
  Other liabilities                                151           169
                                               -------       -------
   TOTAL FINANCIAL SERVICES AND
    REAL ESTATE LIABILITIES                      4,655         4,667
                                               -------       -------
   Total liabilities                            39,863        39,578

Contingencies (Note 15)

STOCKHOLDERS' EQUITY
 Common stock, par value $1.00 per share
  (935,320,439 shares issued)                      935           935
 Earnings reinvested in the business            17,489        15,718
 Currency translation adjustments                  (47)         (711)
                                               -------       -------
                                                18,377        15,942
 Less cost of treasury stock
  (82,461,374 and 58,229,749 shares)             5,591         4,315
                                               -------       -------
   Total stockholders' equity                   12,786        11,627
                                               -------       -------
   TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                        $52,649       $51,205
                                               =======       =======



                See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS of EARNINGS
                        for the years ended December 31,
                (in millions of dollars, except per share data)

                                 ------------

                                                 1994     1993      1992
                                                -------  -------  --------

Operating revenues                              $65,125  $60,901  $59,131

Cost of sales                                    28,351   26,771   26,082

Excise taxes on products                         11,349   10,280    9,036
                                                -------  -------  -------
 Gross profit                                    25,425   23,850   24,013

Marketing, administration and research costs     15,372   15,694   13,433

Amortization of goodwill                            604      569      521
                                                -------  -------  -------
 Operating income                                 9,449    7,587   10,059

Interest and other debt expense, net              1,233    1,391    1,451
                                                -------  -------  -------
 Earnings before income taxes and
  cumulative effect of accounting change          8,216    6,196    8,608

Provision for income taxes                        3,491    2,628    3,669
                                                -------  -------  -------
 Earnings before cumulative effect
  of accounting change                            4,725    3,568    4,939

Cumulative effect of change in method
 of accounting for postemployment benefits
 (Note 13)                                                  (477)
                                                -------  -------  -------
 Net earnings                                   $ 4,725  $ 3,091  $ 4,939
                                                =======  =======  =======

Per share data:

 Earnings before cumulative effect of
  accounting change                             $  5.45    $4.06    $5.45

 Cumulative effect of accounting change                     (.54)
                                                -------  -------  -------
 Net earnings                                   $  5.45    $3.52    $5.45
                                                =======  =======  =======



                See notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS of STOCKHOLDERS' EQUITY
                (in millions of dollars, except per share data)

                                 ------------

                                                                   Earnings      Currency      Cost of      Total
                                                                 Reinvested in  Translation   Treasury   Stockholders'
                                                   Common Stock  the Business   Adjustments     Stock        Equity
                                                   ------------  -------------  ------------  ---------  --------------

Balances, January 1, 1992                                  $935       $12,038         $ 453    $  (914)        $12,512

Net earnings                                                            4,939                                    4,939
Exercise of stock options and issuance
 of other stock awards                                                     (5)                     200             195
Cash dividends declared
 ($2.35 per share)                                                     (2,125)                                  (2,125)
Currency translation adjustments                                                       (487)                      (487)
Stock purchased                                                                                 (2,509)         (2,509)
Stock issued in connection with an acquisition                             20                       18              38
                                                           ----       -------         -----    -------         -------
  Balances, December 31, 1992                               935        14,867           (34)    (3,205)         12,563

Net earnings                                                            3,091                                    3,091
Exercise of stock options and issuance
 of other stock awards                                                    (51)                     108              57
Cash dividends declared
 ($2.60 per share)                                                     (2,280)                                  (2,280)
Currency translation adjustments                                                       (677)                      (677)
Stock purchased                                                                                 (1,218)         (1,218)
Net unrealized appreciation on securities                                  91                                       91
                                                           ----       -------         -----    -------         -------
  Balances, December 31, 1993                               935        15,718          (711)    (4,315)         11,627

Net earnings                                                            4,725                                    4,725
Exercise of stock options and issuance
 of other stock awards                                                   (217)                     324             107
Cash dividends declared
 ($3.03 per share)                                                     (2,623)                                  (2,623)
Currency translation adjustments                                                        664                        664
Stock purchased                                                                                 (1,600)         (1,600)
Change in unrealized appreciation on securities                          (114)                                    (114)
                                                           ----       -------         -----    -------         -------
  Balances, December 31, 1994                              $935       $17,489         $ (47)   $(5,591)        $12,786
                                                           ====       =======         =====    =======         =======

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS of CASH FLOWS
                        for the years ended December 31,
                            (in millions of dollars)
                                 ------------

                                                                        1994      1993      1992
                                                                      --------  --------  --------
CASH PROVIDED BY OPERATING ACTIVITIES

 Net earnings - CONSUMER PRODUCTS                                     $ 4,591   $ 2,960   $ 4,799
              - FINANCIAL SERVICES AND REAL ESTATE                        134       131       140
                                                                      -------   -------   -------
  Net earnings                                                          4,725     3,091     4,939

 Adjustments to reconcile net earnings to operating cash flows:

 CONSUMER PRODUCTS
  Depreciation and amortization                                         1,722     1,619     1,542
  Deferred income tax provision (benefit)                                 237      (430)      137
  Losses (gains) on sales of businesses                                    19       (46)     (162)
  Cumulative effect of accounting change                                            774
  Restructuring charge                                                              741
  Cash effects of changes, net of the effects
   from acquired and divested companies:
     Receivables, net                                                    (239)      105       (57)
     Inventories                                                         (387)      396      (304)
     Accounts payable                                                     582       700      (421)
     Income taxes                                                         194       121       368
     Other working capital items                                         (288)     (736)       30
  Other                                                                   180       203       331

 FINANCIAL SERVICES AND REAL ESTATE
  Deferred income tax provision                                           376       461       446
  (Increase) decrease in real estate receivables                          (30)       34        68
  Decrease (increase) in real estate held for development and sale         86        (2)      (22)
  Other                                                                   (82)      (64)      (13)
                                                                      -------   -------   -------
    Net cash provided by operating activities before
      interest payment on zero coupon bonds                             7,095     6,967     6,882

  Interest payment on zero coupon bonds - financial
   services and real estate                                              (156)
                                                                      -------   -------    ------
    Net cash provided by operating activities                           6,939     6,967     6,882

CASH USED IN INVESTING ACTIVITIES
 CONSUMER PRODUCTS
  Capital expenditures                                                 (1,726)   (1,592)   (1,573)
  Purchase of businesses, net of acquired cash                           (146)   (3,161)     (727)
  Proceeds from sales of businesses                                       300       553       255
  Other                                                                    28        49       (98)

 FINANCIAL SERVICES AND REAL ESTATE
  Investments in finance assets                                          (582)     (597)   (1,577)
  Proceeds from other finance assets                                      889       527       776
                                                                      -------   -------   -------
    Net cash used in investing activities                              (1,237)   (4,221)   (2,944)
                                                                      -------   -------   -------
    Net cash provided by operating and investing activities           $ 5,702   $ 2,746   $ 3,938
                                                                      -------   -------   -------

                See notes to consolidated financial statements.

                                   Continued
                        for the years ended December 31,
                            (in millions of dollars)
                                 ------------

                                                                    1994      1993      1992
                                                                  --------  --------  --------
  CASH USED IN FINANCING ACTIVITIES

     CONSUMER PRODUCTS
        Net issuance (repayment) of short-term borrowings         $   172   $ 1,220   $  (683)
        Long-term debt proceeds                                        97     1,027     3,832
        Long-term debt repaid                                      (1,817)   (2,154)   (2,130)

     FINANCIAL SERVICES AND REAL ESTATE
        Net (repayment) issuance of short-term borrowings            (325)      171       (60)
        Long-term debt proceeds                                       185                 585
        Long-term debt repaid                                         (44)     (290)     (208)


     Purchase of treasury stock                                    (1,532)   (1,218)   (2,449)
     Dividends paid                                                (2,487)   (2,291)   (2,028)
     Issuance of shares                                                54        39       115
     Other                                                            (20)      (34)
                                                                  -------   -------   -------
           Net cash used in financing activities                   (5,717)   (3,530)   (3,026)
                                                                  -------   -------   -------

  Effect of exchange rate changes on cash and cash equivalents         17       (55)      (17)
                                                                  -------   -------   -------
  Cash and cash equivalents:

     Increase (decrease)                                                2      (839)      895

     Balance at beginning of year                                     182     1,021       126
                                                                  -------   -------   -------
     Balance at end of year                                       $   184   $   182   $ 1,021
                                                                  =======   =======   =======

  Cash paid:  Interest - Consumer products                        $ 1,340   $ 1,391   $ 1,362
                                                                  =======   =======   =======
                       - Financial services and real estate       $   229   $    81   $    70
                                                                  =======   =======   =======
              Income taxes                                        $ 2,449   $ 2,092   $ 2,717
                                                                  =======   =======   =======




                See notes to consolidated financial statements.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS
                                   ----------

Note 1.  Summary of Significant Accounting Policies:
- ----------------------------------------------------

 Basis of presentation:
     The consolidated financial statements include all significant subsidiaries.

     Balance sheet accounts are segregated by two broad types of business.
       Consumer products assets and liabilities are classified as either current or non-current, whereas financial services and real estate assets and liabilities are unclassified, in accordance with respective industry practices.

 Cash and cash equivalents:
    Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

 Inventories:
     Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to cost substantially all domestic inventories. The cost of other inventories is determined by the average cost or first-in, first-out methods. It is a generally recognized industry practice to classify the total amount of leaf tobacco inventory as a current asset although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

 Advertising costs:
     Advertising costs are generally expensed as incurred.

 Depreciation and amortization:
     Depreciation is recorded by the straight-line method. Substantially all goodwill and other intangible assets are amortized by the straight-line method, principally over 40 years.

 Derivative financial instruments:
     Derivative financial instruments are used by the Company to manage its foreign currency and interest rate exposures. Realized and unrealized gains and losses on foreign currency swaps that are effective as hedges of net assets in foreign subsidiaries are offset against the foreign exchange gains or losses in a component of stockholders' equity. The interest differential to be paid or received under the currency and related interest rate swap agreements is recognized over the life of the related debt and is included in interest and other debt expense, net. Unrealized gains and losses on forward contracts that are effective as hedges of existing assets and liabilities are deferred as adjustments to the carrying amount of those accounts and are recognized in income as part of those carrying amounts.



                                   Continued

                                   ----------

Note 2.  Acquisitions and Divestitures:
- ---------------------------------------

 During the fourth quarter of 1994, the Company sold The All American Gourmet
     Company (frozen dinners business). The proceeds from this sale were $170 million. The effect of this disposition, and other smaller acquisitions and dispositions, were not material to the Company's 1994 results of operations. In addition, the Company entered into an agreement to sell the distribution business of Kraft Foodservice in 1995.

 During 1993, the Company acquired Freia Marabou a.s, a Scandinavian confectionery company, at a cost of $1.3 billion, a North American ready-to-eat cold cereal business at a cost of $448 million and The Terry's Group, a United Kingdom confectionery company for $295 million. In addition, the Company acquired a 20% equity interest in Molson Breweries in Canada and 100% of Molson Breweries U.S.A., at a cost of $320 million. The Company also increased its investment in tobacco and food operations in Central and Eastern Europe. The effects of these, and other smaller acquisitions, were not material to the Company's 1993 results of operations.

 During 1993, the Company sold its ice cream business, Birds Eye frozen vegetables business and beer can manufacturing plants. The proceeds from the sales of these businesses aggregated $498 million.

 During 1992, the Company purchased several businesses at a total cost of $765 million, consisting of cash of $727 million and $38 million in shares of the Company's common stock. The effects of these acquisitions were not material to the Company's 1992 results of operations.

Note 3.  Restructuring:
- -----------------------

 In the fourth quarter of 1993, the Company provided for the costs of restructuring its worldwide operations. The charge related primarily to the downsizing or closure of approximately 40 manufacturing and other facilities. This restructuring charge reduced 1993 earnings before income taxes, net earnings and earnings per share by $741 million, $457 million and $.52, respectively.



                                   Continued

                                   ----------

Note 4.  Inventories:
- ---------------------

 The cost of approximately 48% of inventories in 1994 and 54% of inventories in 1993 was determined using the LIFO method. The stated LIFO values of inventories were approximately $870 million and $1.0 billion lower than the current cost of inventories at December 31, 1994 and 1993, respectively.

Note 5.  Short-Term Borrowings and Borrowing Arrangements:
- ----------------------------------------------------------

 At December 31, the Company's short-term borrowings and related average interest rates consisted of the following:

                                       1994                    1993
                              ----------------------   ----------------------
                                               (in millions)
                                            Average                  Average
                                 Amount     Year-End     Amount      Year-End
                              Outstanding     Rate     Outstanding     Rate
                              -----------   --------   -----------   --------
 Consumer products:
  Bank loans                    $   215       12.0%     $   276        9.3%
  Commercial paper                2,505        5.9%       2,288        3.4%
  Amount reclassified
     as long-term debt           (2,539)                 (2,296)
                                -------                 -------
                                $   181                 $   268
                                =======                 =======

 Financial services and
  real estate:
  Commercial paper              $   604        5.9%     $   929        3.3%
                                =======                 =======

 The fair values of the Company's short-term borrowings at December 31, 1994 and 1993, based upon market rates, approximate the amounts disclosed above.

 The Company maintains credit facilities with a number of lending institutions, amounting to approximately $15.3 billion at December 31, 1994. Approximately $15.1 billion of these facilities were unused at December 31, 1994. These facilities are used primarily to support the Company's commercial paper borrowings and are available for acquisitions and other corporate purposes.

 The Company's credit facilities include revolving bank credit agreements totaling $12.0 billion. An agreement for $4.0 billion expires in December 1995, and an agreement for $8.0 billion expires in 1998 enabling the Company to refinance short-term debt on a long-term basis. Accordingly, short-term borrowings intended to be refinanced were reclassified as long-term debt.



                                   Continued

                                   ----------

 Certain of these facilities limit payment of cash dividends and the purchase, redemption or retirement of common stock and/or require maintenance of a fixed charges coverage ratio. At December 31, 1994, approximately $4.1 billion of earnings reinvested in the business was free of such restrictions.

Note 6.  Long-Term Debt:
- ------------------------

 At December 31, the Company's long-term debt consisted of the following:

                                              1994      1993
                                              ----      ----
                                              (in millions)
Consumer products:

 Short-term borrowings, reclassified         $2,539    $ 2,296

 Notes, 4.75% to 9.8% (average effective
  rate 8.31%), due through 2004               9,760     11,441

 Debentures, 6.0% to 8.5%
  (average effective rate 10.95%),
  $1.3 billion face amount,
  due through 2017                              995        973

 Foreign currency obligations:
  Swiss franc, 4.44% to 7.0%
   (average effective rate 6.31%),
   due through 2000                             942        836
  Deutsche mark, 2.75% to 6.0%
   (average effective rate 5.76%),
   due through 1997                             182        176
  Other                                         118         98

 Other                                          261        276
                                            -------    -------
                                             14,797     16,096

 Less current portion of long-term debt        (712)   (1,738)
                                            -------    -------
                                            $14,085    $14,358
                                            =======    =======


                                   Continued

                                   ----------

                                                     1994      1993
                                                     ----      ----
                                                      (in millions)
Financial services and real estate:

   Eurodollar notes, 6.75% and 6.625% (average
         rate 6.7%), due 1997 and 1999               $400      $399

   Zero coupon bonds, 13.3% effective rate,
         $200 million face amount, due 1994                     190

   Foreign currency obligations:
         Swiss franc, 4.75%, due 1996                 123       107
         ECU notes, 9.25% and 8.5%, due
           1997 and 1998                              367       167
                                                     ----      ----

                                                     $890      $863
                                                     ====      ====

 Aggregate maturities of long-term debt, excluding short-term borrowings reclassified as long-term debt, are as follows:

                                                     Financial services and
                               Consumer products           real estate
                               -----------------     ----------------------
                                           (in millions)

             1995                    $  712                  $    -
             1996                     1,886                     123
             1997                     1,847                     383
             1998                     2,000                     184
             1999                     1,530                     200
             2000-2004                3,898
             2005-2009                  164

 The revolving credit facility under which the consumer products short-term debt was reclassified as long-term debt expires in 1998 and any amounts then outstanding mature.

 Based on market quotes, where available, or interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of consumer products and financial services and real estate long-term debt, including current portion of long-term debt, at December 31, 1994 and 1993 was $15.7 billion and $18.1 billion, respectively.



                                   Continued

                                   ----------

Note 7.  Capital Stock:
- -----------------------

 Shares of authorized common stock are 4 billion; issued, treasury and outstanding were as follows:

                                  Issued       Treasury    Outstanding
                                -----------  ------------  ------------

Balances, January 1, 1992       935,320,439  (15,469,198)  919,851,241

Exercise of stock options
 and issuance of other
 stock awards                                  5,037,244     5,037,244
Purchased                                    (32,622,855)  (32,622,855)
Shares issued in connection
 with an acquisition                             491,555       491,555
                                -----------  ------------  -----------
 Balances, December 31, 1992    935,320,439  (42,563,254)  892,757,185

Exercise of stock options
 and issuance of other
 stock awards                                  1,612,405     1,612,405
Purchased                                    (17,278,900)  (17,278,900)
                                -----------  ------------  -----------
 Balances, December 31, 1993    935,320,439  (58,229,749)  877,090,690

Exercise of stock options
 and issuance of other
 stock awards                                  4,569,731     4,569,731
Purchased                                    (28,801,356)  (28,801,356)
                                -----------  ------------  -----------
 Balances, December 31, 1994    935,320,439  (82,461,374)  852,859,065
                                ===========  ===========   ===========

 At December 31, 1994, 48,836,507 shares of common stock were reserved for stock options and other stock awards under the Company's stock plans and 10,000,000 shares of Serial Preferred Stock, $1.00 par value, were authorized, none of which have been issued.



                                   Continued

                                   ----------

 In 1989, the Company distributed rights for each outstanding share of its common stock. The rights are not exercisable and trade automatically with the common stock until ten days after public announcement that any person has acquired 10% or more of the Company's common stock or ten business days after any person announces a tender offer for 10% or more of the Company's common stock.

 When exercisable, unless a person has acquired 10% or more of the Company's shares, each right entitles the holder to buy from the Company one share of common stock for the exercise price (currently $150). If the Company is thereafter involved in a business combination, the rights will entitle holders to buy shares of the acquiring company having a value of twice the exercise price. If any person acquires 10% or more of the Company's common stock, the rights will entitle holders (other than such person) to buy shares of the Company's common stock having a market value of twice the exercise price. Following the acquisition by any person of more than 10% but less than 50% of the Company's shares, the Company may exchange one share of common stock for each right (other than rights held by such person).

 The Company may redeem the rights for $.01 per right before any person acquires
     10% or more of the Company's common stock. The rights expire on October 25, 1999 unless earlier redeemed or exchanged. At December 31, 1994, 984,156,946 shares of common stock were reserved for issuance upon exercise of the rights.

Note 8.  Stock Plans:
- ---------------------

 Under the Philip Morris 1992 Incentive Compensation and Stock Option Plan, the
     Company may grant to eligible employees stock options, stock appreciation rights, restricted stock and annual incentive and long-term performance cash awards. Up to 37 million shares of common stock are authorized for grant, of which no more than 9 million shares may be awarded as restricted
     stock.   Stock options are granted at an exercise price no less than fair value on the date of the grant.

 At December 31, 1994 and 1993, options under the 1992 plan and previous plans were exercisable for 27,253,547 shares and 21,723,491 shares, respectively. Shares available to be granted at December 31, 1994 and 1993 were 20,064,190 and 23,900,470, respectively.



                                   Continued

                                   ----------

 Options activity was as follows for the years ended December 31,

                                            1994             1993           1992
                                       --------------   -------------   ------------
   Balances, beginning of year             30,035,681      23,802,744     24,284,910

      Granted                                 511,610       8,433,540      5,548,270
      Exercised                            (2,394,089)     (1,821,944)    (5,872,571)
      Cancelled                              (388,045)       (378,659)      (157,865)
                                       --------------   -------------   ------------
   Balances, end of year                   27,765,157      30,035,681     23,802,744
                                       ==============   =============   ============

   Range of exercise prices
      at year-end                      $10.66-$100.00   $8.67-$100.00   $7.26-$69.25

   Price range of shares
      exercised during
      the year                           $8.67-$49.06    $7.26-$63.69   $6.43-$73.63

             Weighted average grant
                price per share                $69.73          $49.09         $75.63

 From time to time, the Company grants shares of restricted stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares. During 1994, the Company granted 2,636,940 shares of restricted stock to eligible U.S. based employees and also issued to eligible non-U.S. employees rights to receive 1,034,320 like shares. Such shares and rights are subject to forfeiture if certain employment conditions are not met. No shares of restricted stock or rights were granted in 1993 or 1992. At December 31, 1994, restrictions lapse as follows: 1995-41,000 shares; 1996-304,600 shares; 1997-3,267,430 shares; 1998-50,000 shares and 2000 and thereafter-184,000 shares.

 The fair value of the 1994 shares and rights at the date of grant ($186 million) is being amortized to expense ratably over the restriction period. At December 31, 1994 the unamortized balance of $154 million is recorded as a reduction of earnings reinvested in the business.

Note 9.  Earnings per Share:
- ----------------------------

 Earnings per common share have been calculated on the weighted average number of shares of common stock outstanding for each year, which was 867,288,869, 878,120,884 and 906,177,803 for 1994, 1993 and 1992, respectively.



                                   Continued

                                   ----------

Note 10.  Pretax Earnings and Provision for Income Taxes:
- ---------------------------------------------------------

 The Company adopted Statement of Financial Accounting Standards ("SFAS") No.
     109 effective January 1, 1993. SFAS No. 109 is a modification of SFAS No. 96, which had been the accounting standard previously followed by the Company. The effect of adoption of SFAS No. 109 was immaterial to the Company's 1993 financial position and results of operations.

 Pretax earnings and provision for income taxes consisted of the following:

                                             1994    1993    1992
                                            ------  ------  ------
                                                (in millions)
   Pretax earnings:
      United States                         $5,781  $4,078  $6,367
      Outside United States                  2,435   2,118   2,241
                                            ------  ------  ------
             Total pretax earnings          $8,216  $6,196  $8,608
                                            ======  ======  ======

   Provision for income taxes:
      United States federal:
         Current                            $1,540  $1,199  $1,630
         Deferred                              458     278     514
                                            ------  ------  ------
                                             1,998   1,477   2,144

      State and local                          419     311     464
                                            ------  ------  ------
             Total United States             2,417   1,788   2,608
                                            ------  ------  ------

      Outside United States:
         Current                               919     830     992
         Deferred                              155      10      69
                                            ------  ------  ------
             Total outside United States     1,074     840   1,061
                                            ------  ------  ------
             Total provision for
                income taxes                $3,491  $2,628  $3,669
                                            ======  ======  ======

 At December 31, 1994 applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $5.1 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested abroad. If these amounts were not considered permanently reinvested, additional deferred income taxes of approximately $287 million would have been provided.



                                   Continued

                                   ----------

 The effective income tax rate on pretax earnings differed from the U.S. federal statutory rate for the following reasons:

                                                  1994   1993   1992
                                                  -----  -----  -----
      Provision computed at U.S. federal
         statutory rate                           35.0%  35.0%  34.0%

      Increases resulting from:
         State and local income taxes, net of
           federal tax benefit                     3.3    3.3    3.6
         Rate differences - foreign operations     1.0    0.6    1.9
         Goodwill amortization                     2.4    3.0    2.0
         Other                                     0.8    0.5    1.1
                                                  ----   ----   ----
      Provision for income taxes                  42.5%  42.4%  42.6%
                                                  ====   ====   ====

 The tax effects of temporary differences which gave rise to consumer products deferred income tax assets and liabilities consisted of the following:

                                                           December 31,
                                                          1994      1993
                                                        --------  --------
                                                          (in millions)

      Deferred income tax assets:
         Accrued postretirement and postemployment
           benefits                                     $   925   $   995
         Accrued liabilities                                542       464
         Restructuring reserves                             315       472
         Other                                              754       445
                                                        -------   -------
         Gross deferred income tax assets                 2,536     2,376
         Valuation allowance                               (108)      (62)
                                                        -------   -------

         Total deferred income tax assets                 2,428     2,314
                                                        -------   -------
      Deferred income tax liabilities:
         Property, plant and equipment                   (1,691)   (1,573)
         Prepaid pension costs                             (223)     (203)
                                                        -------   -------

         Total deferred income tax liabilities           (1,914)   (1,776)
                                                        -------   -------

      Net deferred income tax assets                    $   514   $   538
                                                        =======   =======

 Financial services and real estate deferred income tax liabilities are primarily attributable to temporary differences from investments in finance leases.



                                   Continued

                                   ----------

Note 11.  Segment Reporting:
- ----------------------------

 Tobacco, food, beer, and financial services and real estate are the major segments of the Company's operations. The Company's consolidated operations outside the United States, which are principally in the tobacco and food businesses, are organized into geographic regions by segment, with Europe the most significant. Intersegment transactions are not reported separately since they are not material.

 For purposes of segment reporting, operating profit is operating income exclusive of certain unallocated corporate expenses. See Note 2 regarding acquisitions and divestitures and Note 3 regarding restructuring. The 1993 restructuring resulted in a reduction of tobacco, food and beer operating profit of $245 million, $357 million and $139 million, respectively. Substantially all goodwill amortization is attributable to the food segment.

 Identifiable assets are those assets applicable to the respective industry segments. Reportable segment data were as follows:



                                   Continued

                                   ----------

                Data by Segment for the years ended December 31,
                ------------------------------------------------

                                             1994     1993     1992
                                            -------  -------  -------
                                                  (in millions)
   Operating revenues:
      Tobacco                               $28,671  $25,973  $25,677
      Food                                   31,669   30,372   29,048
      Beer                                    4,297    4,154    3,976
      Financial services and real estate        488      402      430
                                            -------  -------  -------
         Total operating revenues           $65,125  $60,901  $59,131
                                            =======  =======  =======
   Operating profit:
      Tobacco                               $ 6,162  $ 4,910  $ 7,193
      Food                                    3,108    2,608    2,769
      Beer                                      413      215      258
      Financial services and real estate        208      249      219
                                            -------  -------  -------
         Total operating profit               9,891    7,982   10,439

      Unallocated corporate expenses            442      395      380
                                            -------  -------  -------
         Operating income                   $ 9,449  $ 7,587  $10,059
                                            =======  =======  =======
   Identifiable assets:
      Tobacco                               $ 9,926  $ 9,523  $ 9,479
      Food                                   34,822   33,253   32,672
      Beer                                    1,706    1,706    1,545
      Financial services and real estate      5,193    5,659    5,297
                                            -------  -------  -------
                                             51,647   50,141   48,993

      Other assets                            1,002    1,064    1,021
                                            -------  -------  -------
         Total assets                       $52,649  $51,205  $50,014
                                            =======  =======  =======
   Depreciation expense:
      Tobacco                               $   360  $   342  $   291
      Food                                      539      538      507
      Beer                                      108      140      141
      Financial services and real estate          2

   Capital additions:
      Tobacco                               $   529  $   527  $   460
      Food                                    1,072      944      947
      Beer                                      121       92      134




                                   Continued

                                   ----------

           Data by Geographic Region for the years ended December 31,
           ----------------------------------------------------------

                                         1994     1993     1992
                                        -------  -------  -------
                                              (in millions)
   Operating revenues:
      United States - domestic          $35,936  $34,282  $35,304
                    - export              4,942    4,105    3,797
      Europe                             19,888   18,304   17,388
      Other                               4,359    4,210    2,642
                                        -------  -------  -------
         Total operating revenues       $65,125  $60,901  $59,131
                                        =======  =======  =======

   Operating profit:
      United States                     $ 7,306  $ 5,695  $ 8,146
      Europe                              1,914    1,689    1,764
      Other                                 671      598      529
                                        -------  -------  -------
         Total operating profit           9,891    7,982   10,439

      Unallocated corporate expenses        442      395      380
                                        -------  -------  -------
         Operating income               $ 9,449  $ 7,587  $10,059
                                        =======  =======  =======

   Identifiable assets:
      United States                     $33,622  $34,522  $35,187
      Europe                             14,845   12,766   12,195
      Other                               3,180    2,853    1,611
                                        -------  -------  -------
                                         51,647   50,141   48,993

      Other assets                        1,002    1,064    1,021
                                        -------  -------  -------
         Total assets                   $52,649  $51,205  $50,014
                                        =======  =======  =======



                                   Continued

                                   ----------

Note 12.  Pension Plans:
- ------------------------

 The Company and its subsidiaries sponsor noncontributory defined benefit pension plans covering substantially all U.S. employees. The plans provide retirement benefits for salaried employees based generally on years of service and compensation during the last years of employment. Retirement benefits for hourly employees generally are a flat dollar amount for each year of service. The Company funds these plans in amounts consistent with the funding requirements of federal law and regulations.

 Pension coverage for employees of the Company's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. The plans provide pension benefits that are based primarily on years of service and employees' salaries near retirement. The Company provides for obligations under such plans by depositing funds with trustees or purchasing insurance policies. The Company records liabilities for unfunded foreign plans.

 U.S. Plans
 ----------

 Net pension (income) cost consisted of the following:

                                                   1994    1993    1992
                                                  ------  ------  ------
                                                      (in millions)
Service cost - benefits earned during the year    $ 130   $ 151   $ 163
Interest cost on projected benefit obligation       342     362     359
Loss (return) on assets - actual                     94    (796)   (345)
                        - deferred (loss) gain     (605)    314    (119)
Amortization of net gain upon
 adoption of SFAS No. 87                            (28)    (28)    (28)
Other cost (income)                                  49     (47)     16
                                                  -----   -----   -----
  Net pension (income) cost                       $ (18)  $ (44)  $  46
                                                  =====   =====   =====

 During 1994, 1993 and 1992, the Company sold businesses and instituted early retirement and workforce reduction programs affecting participants in its pension plans. Such programs resulted in additional pension expense of $49 million and $16 million in 1994 and 1992, respectively, and curtailment gains of $47 million in 1993.



                                   Continued

                                   ----------

 The funded status of U.S. plans at December 31 was as follows:

                                                1994     1993
                                               ------   ------
                                                (in millions)

Actuarial present value of accumulated
 benefit obligation - vested                   $3,491   $3,702
                    - nonvested                   270      349
                                               ------   ------
                                                3,761    4,051

Benefits attributable to projected salaries       549      588
                                               ------   ------
Projected benefit obligation                    4,310    4,639

Plan assets at fair value                       5,735    6,099
                                               ------   ------

Excess of assets over projected
   benefit obligation                           1,425    1,460
Unamortized net gain upon
   adoption of SFAS No. 87                       (169)    (197)
Unrecognized prior service cost                   140      149
Unrecognized net gain from
   experience differences                        (802)    (882)
                                               ------   ------
Prepaid pension cost                           $  594   $  530
                                               ======   ======

 The projected benefit obligation at December 31, 1994, 1993 and 1992 was determined using an assumed discount rate of 8.5%, 7.5% and 8.0%, respectively, and assumed compensation increases of 5.0% at December 31, 1994, 4% at December 31, 1993 and 6% and 7% at December 31, 1992. The assumed long-term rate of return on plan assets was 9% at December 31, 1994, 1993 and 1992. Plan assets consist principally of common stock and fixed income securities.

 The Company and certain of its subsidiaries sponsor deferred profit-sharing plans covering certain salaried, nonunion and union employees. Contributions and costs are determined generally as a percentage of pretax earnings, as defined by the plans. Certain other subsidiaries of the Company also maintain defined contribution plans. Amounts charged to expense for defined contribution plans totaled $191 million, $214 million and $229 million in 1994, 1993 and 1992, respectively.



                                   Continued

                                   ----------

Non-U.S. Plans
- --------------
Net pension cost consisted of the following:

                                                    1994       1993      1992
                                                   ------     ------    ------
                                                          (in millions)
 Service cost - benefits earned during the year    $   72     $   63     $  59
 Interest cost on projected benefit obligation        136        138       133
 Loss (return) on assets - actual                       4       (153)      (78)
                         - deferred (loss) gain      (113)        55       (21)
 Amortization of net gain upon adoption of
  SFAS No. 87                                          (1)        (1)       (1)
                                                   ------      -----     -----
   Net pension cost                                $   98      $ 102     $  92
                                                   ======      =====     =====

The funded status of the non-U.S. plans at December 31 was as follows:

                                         Assets Exceed      Accumulated Benefits
                                     Accumulated Benefits      Exceed Assets
                                     --------------------   --------------------

                                        1994      1993          1994     1993
                                       ------    ------         ----    -----
                                                    (in millions)
 Actuarial present value of
  accumulated benefit
  obligation - vested                  $1,046    $  947        $ 606    $ 520
             - nonvested                   76        94           63       54
                                       ------    ------        -----    -----
                                        1,122     1,041          669      574
 Benefits attributable to
  projected salaries                      316       254          115      109
                                       ------    ------        -----     ----
 Projected benefit obligation           1,438     1,295          784      683

 Plan assets at fair value              1,532     1,408           51       44
                                       ------    ------        -----     ----

 Plan assets in excess of (less
  than) projected benefit
  obligation                               94       113         (733)    (639)
 Unamortized net (gain) loss
  upon adoption of SFAS No. 87            (13)      (14)           6        6
 Unrecognized net (gain) loss
  from experience differences                       (30)         (12)       7
                                       ------     -----        -----    -----
 Prepaid (accrued) pension cost        $   81    $   69        $(739)   $(626)
                                       ======    ======        =====    =====




                                   Continued

                                   ----------

 The assumptions used in 1994 and 1993 were as follows:

                                      1994           1993
                                  -------------  -------------

      Discount rates              5.0% to 13.0%  5.0% to 12.0%
      Compensation increases      3.5% to 11.0%  3.5% to 11.0%
      Long-term rates of
         return on plan assets    5.5% to 12.0%  5.0% to 12.0%

 Plan assets consist primarily of common stock and fixed income securities.

Note 13.  Postemployment Benefits:
- ----------------------------------

 Effective January 1, 1993, the Company adopted SFAS No. 112, "Employers'
     Accounting for Postemployment Benefits." This Statement requires the Company to accrue the costs of postemployment benefits, other than pensions and postretirement health care benefits, over the working lives of employees. The Company previously had expensed the cost of these benefits, which are principally severance and disability, when the related event occurred.

 The cumulative effect at January 1, 1993 of adopting SFAS No. 112, which was calculated on an undiscounted basis, reduced 1993 net earnings by $477 million ($.54 per share), net of $297 million of income tax benefits. Adoption of SFAS No. 112 did not materially reduce 1993 earnings before cumulative effect of accounting change.

Note 14.  Postretirement Benefits Other Than Pensions:
- ------------------------------------------------------

 The Company accrues the estimated cost of retiree benefit payments, other than pensions, during employees' active service periods as prescribed by SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," for its U.S. retiree benefit plans.

 The Company will adopt SFAS No. 106 for its non-U.S. plans in 1995 and estimates that the effects of adoption will not be significant. The cost of postretirement health care benefits for the Company's non-U.S. subsidiaries is expensed as incurred and was not significant for the years ended 1994, 1993 and 1992.

 U.S. Plans
 ----------

 The Company and its U.S. subsidiaries provide health care and other benefits to substantially all retired employees, their covered dependents and beneficiaries. Generally, employees who have attained age 55 and who have rendered at least 5 to 10 years of service are eligible for these benefits. Certain health care plans are contributory; other benefit plans are noncontributory.



                                   Continued

                                   ----------

 Net postretirement health care cost consisted of the following:

                                                    1994    1993    1992
                                                    -----   -----   -----
                                                        (in millions)
 Service cost - benefits earned during the period   $ 57    $ 59    $ 70
 Interest cost on accumulated postretirement
    benefit obligation                               165     159     168
 Amortization of unrecognized net loss from
    experience differences                             6               2
 Amortization of unrecognized prior service cost     (15)    (16)     (6)
 Other cost (income)                                  32     (59)
                                                    ----    ----    ----
    Net postretirement health care cost             $245    $143    $234
                                                    ====    ====    ====

 During 1994 and 1993, the Company sold businesses and instituted early retirement and workforce reduction programs affecting participants in its postretirement health care plans. Such programs resulted in additional expense of $32 million in 1994 and net curtailment and settlement gains of $59 million in 1993.

 The Company's postretirement health care plans currently are not funded. The status of the plans at December 31 was as follows:

                                                1994     1993
                                                ----     ----
                                                (in millions)
 Actuarial present value of accumulated
    postretirement benefit obligation:

    Retirees                                    $1,148  $1,279
    Fully eligible active plan participants        127     182
    Other active plan participants                 792     644
                                                ------  ------
                                                 2,067   2,105

 Unrecognized net gain (loss) from experience
    differences                                     14    (162)
 Unrecognized prior service cost                   186     198
                                                ------  ------
 Accrued postretirement health care costs       $2,267  $2,141
                                                ======  ======

 The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 10.0% in 1993, 9.5% in 1994 and 9.0% in 1995, gradually declining to 6.0% by the year 2001 and remaining at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 1994 and net postretirement health care cost for the year then ended by approximately 14% and 13%, respectively.

 The accumulated postretirement benefit obligations at December 31, 1994, 1993 and 1992 were determined using assumed discount rates of 8.5%, 7.5% and 8.0%, respectively.


                                   Continued

                                   ----------


Note 15.  Contingencies:
- ------------------------

 There is litigation pending against the leading United States cigarette manufacturers alleging injury resulting from cigarette smoking or exposure to cigarette smoking. In this litigation, plaintiffs seek compensatory and, in some cases, punitive damages. The Company and Philip Morris Incorporated ("PM Inc."), a wholly-owned subsidiary of the Company, are defendants in some of these cases.

 In certain of these cases, individuals seek recovery for personal injuries allegedly caused by cigarette smoking. Among the defenses raised by defendants to certain of this litigation is preemption by the Federal Cigarette Labeling and Advertising Act, as amended (the "Act"). On June 24, 1992, the United States Supreme Court held that the Act, as enacted in 1965, does not preempt common law damage claims but that the Act, as amended in 1969, preempts claims arising after 1969 against cigarette manufacturers "based on failure to warn and the neutralization of federally mandated warnings to the extent that those claims rely on omissions or inclusions in advertising or promotions." The Court also held that the 1969 Act does not preempt claims based on express warranty, fraudulent misrepresentation or conspiracy. The Court also held that claims for fraudulent concealment were preempted except "insofar as those claims relied on a duty to disclose...facts through channels of communication other than advertising or promotion." (The Court did not consider whether such common law damage claims were valid under state law.) The Court's decision was announced by a plurality opinion. The effect of the decision on pending and future cases will be the subject of further proceedings in the lower federal and state courts. Additional similar litigation could be encouraged if legislative proposals to eliminate the federal preemption defense, pending in Congress since 1991, were enacted. It is not possible to predict whether any such legislation will be enacted.

 Certain developments in smoking and health litigation during 1994 are summarized below.

 In March 1994, a Florida state appellate court reversed a lower court ruling and reinstated plaintiffs' class action allegations in a purported class action against the leading United States cigarette manufacturers, in which certain flight attendants, claiming to represent a class of 60,000 individuals, alleged personal injury caused by exposure to environmental tobacco smoke ("ETS") aboard aircraft. The appellate court ordered the trial court to hold further hearings on the class action allegations. The defendants filed a request for review of this ruling by the full panel of the appellate court. The request was denied. In October 1994, defendants asked the Florida Supreme Court to review the March appellate court decision. This request is pending. Concurrently, plaintiffs served notice of a hearing in the trial court for late November 1994 attempting to secure class certification. In December 1994, the court granted plaintiffs' motion for class certification. Defendants are appealing this decision.



                                   Continued

                                   ----------


 In May 1994, an action was filed in a Florida state court against the leading
     United States tobacco manufacturers and others by plaintiffs alleging injury and purporting to represent a class of certain smokers, certain former smokers and their heirs. Plaintiffs cited the Florida appellate reversal discussed above in support of their allegations of class action status. Subsequently, the Company was voluntarily dismissed from this action, which otherwise continues against the tobacco manufacturers, including PM Inc. In October 1994, the trial court granted plaintiffs' motion for class certification. The class, as certified, comprises "all United States citizens and residents and their survivors who have...suffered, presently suffer, or who have died from diseases and medical conditions caused by their addiction to cigarettes that contain nicotine." Defendants have appealed the class certification decision and order to the Florida Third District Court of Appeal.

 In May 1994, the State of Florida enacted a statute which purports to abolish affirmative defenses in actions brought by the state seeking reimbursement of Medicaid costs. The statute purports in such actions to adopt a market share liability theory, to permit the introduction of statistical evidence to prove causation, and to allow the state not to identify the individual Medicaid recipients who received the benefits at issue in such action. In June 1994, PM Inc. and others filed suit in Florida state court challenging the constitutionality of the statute.

 In March 1994, an action was filed in the United States District Court for the Eastern District of Louisiana against the leading United States cigarette manufacturers and others, including the Company, seeking certification of a class action on behalf of all United States residents who allege that they are addicted, or are the legal survivors of persons who were addicted, to tobacco products. Plaintiffs allege that the cigarette manufacturers manipulated the levels of nicotine in their tobacco products to make such products addictive. In April 1994, a motion for intervention was filed by plaintiffs who have never smoked but claim injury, on behalf of a purported class, from their exposure to ETS resulting from the alleged addiction of smokers to tobacco products. This motion was denied in June 1994. Plaintiffs' motion for class certification was heard in December 1994. A decision is pending.



                                   Continued

                                   ----------


 In March 1994, two cases were filed in the United States District Court for the Southern District of California against the leading United States cigarette manufacturers and others, including the Company, on behalf of a purported class of persons claiming to be addicted to cigarettes and who have been prescribed treatment through the nicotine transdermal system (known as the "nicotine patch"). Plaintiffs asserted violations of the Racketeer Influenced Corrupt Organizations Act ("RICO") and claimed unspecified actual and treble damages. In April 1994, the two cases, which are virtually identical, were combined in a single amended complaint and plaintiffs' counsel agreed to dismiss the separate second-filed case. In July 1994, defendants filed a motion to dismiss the complaint on the grounds that the complaint fails to state a claim. Subsequently, the Company was dismissed from this action by stipulation of the parties; the action continued against the tobacco manufacturers, including PM Inc. In September 1994, the United States District Court granted defendants' motion to dismiss the complaint with prejudice. Plaintiffs have filed a notice of appeal, which they agreed to dismiss by stipulation of the parties dated January 13, 1995.

 In June 1994, a case was filed in the United States District Court for the Southern District of California against the leading United States cigarette manufacturers and others, including the Company, on behalf of a purported class of persons claiming to be injured as a result of an alleged addiction to cigarettes or by the alleged exposure to "second-hand" smoke. Plaintiff asserts causes of action for fraud and deceit, negligent misrepresentation, violation of consumer protection statutes, breach of express warranty, breach of implied warranty, intentional infliction of emotional distress, negligence, strict liability, and nuisance, and also seeks injunctive and declaratory relief. The complaint has not been served on the Company.

 In March 1994, an action was filed in an Alabama state court against the three leading United States cigarette manufacturers, including PM Inc.
     Plaintiff, claiming to represent all smokers who have smoked or are smoking cigarettes manufactured and sold by defendants in the state of Alabama, seeks compensatory and punitive damages not to exceed $48,500 per each class member as well as injunctive relief arising from defendants' alleged failure to disclose additives used in their cigarettes. In April 1994, defendants removed the case to the United States District Court for the Northern District of Alabama. The plaintiff subsequently filed a motion to remand to an Alabama state court. The motion to remand has not been ruled upon. A motion to stay the proceeding pending a decision on remand was granted in September 1994.



                                   Continued

                                   ----------


 In May 1994, an action was filed in Mississippi state court against the leading
     United States cigarette manufacturers and others, including the Company, by the Attorney General of Mississippi seeking reimbursement of Medicaid and other expenditures by the State of Mississippi claimed to have been made to treat smoking-related diseases. Plaintiff also seeks an injunction barring defendants from selling or encouraging the sale of cigarettes to minors.
     In June 1994, defendants removed the case to the United States District Court for the Southern District of Mississippi. In that same month, plaintiff moved to remand the case back to state court. Plaintiff's motion was granted on August 17, 1994 and the case remanded to state Chancery Court. In September 1994, the plaintiff moved to strike defendants' challenges to the sufficiency of the complaint and the subject matter jurisdiction of the Chancery Court. Also in September 1994, defendants moved to transfer the case from the Chancery Court to the Circuit Court.
     In October 1994, defendants moved for judgment on the pleadings. All three motions are presently pending. In December 1994, the Governor of the State of Mississippi filed an amicus brief in support of defendants' motions.

 In August 1994, an action was filed in Minnesota state court against the leading United States cigarette manufacturers and others, including the Company, by the Attorney General of Minnesota and Blue Cross and Blue Shield of Minnesota seeking reimbursement of Medicaid and other expenditures by the plaintiffs claimed to have been made to treat smoking-related diseases. Plaintiffs assert causes of action of negligent performance of a voluntary undertaking, violation of Minnesota antitrust laws, violation of consumer protection statutes, restitution, and conspiracy. In November 1994, defendants moved to prohibit prosecution of the case based upon the contingent fee arrangement between the State of Minnesota and counsel for the state and one defendant moved to disqualify plaintiffs' counsel based upon their prior representation of the moving defendants. The court denied both motions but also denied plaintiffs' motion to disqualify defendants' local counsel based upon counsels' prior representation of various state agencies. A motion to dismiss one defendant for lack of personal jurisdiction is pending.

 In September 1994, an action was filed in West Virginia state court against the leading United States cigarette manufacturers and others, including the Company, by the Attorney General of West Virginia seeking reimbursement of Medicaid and other expenditures by the State of West Virginia claimed to have been made to treat smoking-related diseases. Plaintiff asserts causes of action for restitution, public nuisance, negligent performance of a voluntary undertaking, fraud, conspiracy and concert of action, aiding and abetting, violation of consumer protection statutes, and violation of the West Virginia Antitrust Act. Plaintiff also seeks an injunction barring defendants from selling or encouraging the sale of cigarettes to minors.
     In December 1994, defendants filed a motion to dismiss, claiming that the Attorney General did not have standing to assert certain counts in the complaint, and separate motions to dismiss the antitrust and fraud counts of the complaint. In addition, the non-manufacturing defendants, including the Company, have moved to dismiss based upon the absence of personal jurisdiction.



                                   Continued

                                   ----------


 The Commonwealth of Massachusetts has enacted legislation specifically authorizing lawsuits similar to that described in the preceding paragraphs.

 In April 1993, the Company and several of its officers were named as defendants in the first of a number of purported shareholder class actions which have been consolidated in the United States District Court for the Southern District of New York. These lawsuits allege that the Company violated federal securities laws by making false and misleading statements concerning the effects of discount cigarettes on PM Inc.'s premium tobacco business prior to April 2, 1993, the date upon which PM Inc. announced revisions in its marketing and pricing strategies for its premium and discount brands. In December 1994, defendants' motion to dismiss, heard by the court in November 1993, was granted and the case was dismissed. Plaintiffs are expected to appeal this decision.

 In April 1994, the Company, PM Inc. and certain officers and directors were named as defendants in complaints filed as purported class actions in the United States District Courts in New York, one in the Eastern District and two in the Southern District. In the Eastern District, plaintiffs allege that defendants violated the federal securities laws by maintaining artificially high levels of profitability through an inventory management practice pursuant to which defendants allegedly shipped more inventory to customers than was necessary to satisfy market demand. In December 1994, a motion to dismiss by defendants was denied. Defendants will proceed to file an answer and discovery may proceed. In the two cases in the Southern District as described above, and in an additional purported class action filed in September in the Southern District against the Company and certain of its directors, plaintiffs assert that defendants violated federal securities laws with statements and omissions regarding the allegedly addictive qualities of cigarettes. Defendants' motions to dismiss are pending in the latter cases. In each case, plaintiffs claim to have been misled by defendants' knowing and intentional failure to disclose material information.

 The Company and PM Inc. believe, and have been so advised by counsel handling the respective cases, that each has a number of valid defenses to all pending litigation. All cases are, and will continue to be, vigorously defended. Litigation is subject to many uncertainties, and it is possible that some of these actions could be decided unfavorably. An unfavorable outcome of a pending smoking and health case could encourage the commencement of additional similar litigation. Recently, there have been a number of restrictive regulatory, adverse political and other developments concerning cigarette smoking and the tobacco industry, including the commencement of the purported class actions referred to above. These developments generally receive widespread media attention. The Company is not able to evaluate the effect of these developing matters on pending litigation and the possible commencement of additional litigation.



                                   Continued

                                   ----------


 Management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of all pending litigation. It is possible that the Company's results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially affected by an ultimate unfavorable outcome of certain pending litigation. Management believes, however, that the ultimate outcome of all pending litigation should not have a material adverse effect on the Company's financial position.

 In March 1994, the Company and PM Inc. filed an action against American
     Broadcasting Companies, Inc. and others alleging injury caused by false and defamatory statements made by defendants on various nationally televised news programs. Among the statements giving rise to the action is defendants' claim that tobacco companies, including PM Inc., artificially "spike" and "fortify" their cigarettes sold in the United States with additional nicotine. The Company and PM Inc. seek compensatory and punitive damages totaling $10 billion. Litigation is subject to many uncertainties and the Company and PM Inc. are unable to predict the outcome of this matter. Pretrial discovery continues.


Note 16.  Additional Information:
- ---------------------------------

                                                 1994     1993     1992
                                                -------  -------  -------
                                                      (in millions)
   Years ended December 31:

      Depreciation expense                      $1,027   $1,042   $  963
                                                ======   ======   ======
      Rent expense                              $  426   $  380   $  348
                                                ======   ======   ======
      Research and development expense          $  435   $  421   $  410
                                                ======   ======   ======
      Interest and other debt expense, net:
         Interest expense                       $1,288   $1,478   $1,513
         Interest income                           (55)     (87)     (62)
                                                ------   ------   ------
                                                $1,233   $1,391   $1,451
                                                ======   ======   ======
      Interest expense of financial services
         and real estate operations included
         in cost of sales                       $   78   $   87   $   95
                                                ======   ======   ======



                                   Continued

                                   ----------


Note 17.  Financial Services and Real Estate Operations:
- --------------------------------------------------------

 Philip Morris Capital Corporation ("PMCC") is a wholly-owned subsidiary of the Company. PMCC invests in leveraged and single-investor leases and other tax-oriented financing transactions and third party financial instruments and also engages in various financing activities for customers and suppliers of the Company's subsidiaries. Additionally, PMCC is engaged through its wholly-owned subsidiary, Mission Viejo Company, in land planning, development and sales.

 Pursuant to a support agreement, the Company has agreed to retain ownership of 100% of the voting stock of PMCC and make periodic payments to PMCC to the extent necessary to ensure that earnings available for fixed charges equal at least 1.25 times its fixed charges. No payments were required in 1994, 1993 or 1992.

 Condensed balance sheet data at December 31 follow:

                                                       1994    1993
                                                      ------  ------
                                                      (in millions)
      Assets
         Finance leases                               $6,048  $5,314
         Other investments                               542   1,440
                                                      ------  ------
                                                       6,590   6,754
         Less unearned income and allowances           2,067   1,861
                                                      ------  ------
         Finance assets, net                           4,523   4,893

         Real estate held for development and sale       401     489
         Goodwill, net of accumulated amortization        36      37
         Other assets                                    276     284
                                                      ------  ------
             Total assets                             $5,236  $5,703
                                                      ======  ======

      Liabilities and stockholder's equity
         Short-term borrowings                        $  604  $  929
         Long-term debt                                  890     863
         Deferred income taxes                         3,010   2,706
         Other liabilities                               151     169
         Stockholder's equity                            581   1,036
                                                      ------  ------
             Total liabilities
                and stockholder's equity              $5,236  $5,703
                                                      ======  ======





                                   Continued

                                   ----------


 The amounts shown above include receivables and payables with the Company and its other subsidiaries as follows:

                                              1994       1993
                                              ----       ----
                                               (in millions)
  Finance assets, net                          $ 4        $24
  Other assets                                 $39        $20

 These amounts were eliminated in the Company's consolidated balance sheets.

 Finance leases consist of a portfolio of investments in transportation, power generation, manufacturing facilities and real estate. Rentals receivable for leveraged leases represent unpaid rentals less principal and interest on third-party nonrecourse debt.

 Effective December 31, 1993, PMCC adopted the method of accounting prescribed by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, PMCC's investment securities, included in other investments, are classified as available for sale and are recorded at fair value, with unrealized gains and losses included as a component of stockholders' equity.

 Other investments also include real estate and commercial receivables, the total estimated fair values of which, at December 31, 1994 and 1993, approximated their carrying values. Fair values were estimated by discounting projected cash flows using the current rates for similar loans to borrowers with similar credit ratings and maturities.



                                   Continued

                                   ----------


 Condensed income statement data follow for the years ended December 31,

                                                1994   1993   1992
                                                -----  -----  -----
                                                   (in millions)
      Revenues:
         Financial services                     $ 257  $ 276  $ 294
         Real estate                              236    134    146
                                                -----  -----  -----
            Total revenues                        493    410    440

      Expenses:
         Financial services                       114    105    141
         Real estate                              190     90     93
                                                -----  -----  -----
            Total expenses                        304    195    234

      Equity in earnings of limited
         partnership investments                   17      8
                                                -----  -----  -----

      Earnings before income taxes
         and cumulative adjustment                206    223    206

      Cumulative pretax adjustment
         related to leveraged leases                      23
                                                -----  -----  -----
      Earnings before income taxes                206    246    206

      Provision for income taxes:

         Current year                              72     75     66
         Cumulative adjustment
            related to leveraged leases                   40
                                                -----  -----  -----
            Total provision for income taxes       72    115     66
                                                -----  -----  -----

      Net earnings                              $ 134  $ 131  $ 140
                                                =====  =====  =====

 During 1993, PMCC's portfolio of leveraged leases was recalculated using a 35% federal income tax rate, retroactive to January 1, 1993. A cumulative adjustment was recorded that increased 1993 earnings before income taxes, increased the provision for income taxes and decreased net earnings by $23 million, $40 million and $17 million, respectively.



                                   Continued

                                   ---------


Note 18.  Financial Instruments:
- --------------------------------

 Derivative financial instruments
 --------------------------------

 The Company operates internationally, with manufacturing and sales facilities in various locations around the world. Derivative financial instruments are used by the Company for purposes other than trading, principally to reduce exposures to market risks resulting from fluctuations in interest rates and foreign exchange rates by creating offsetting exposures. The Company is not a party to leveraged derivatives.

 The Company has foreign currency and related interest rate swap agreements which were executed to reduce the Company's borrowing costs and serve as hedges of the Company's net assets in foreign subsidiaries, principally those denominated in Swiss francs. At December 31, 1994 and 1993, the notional principal amounts of these agreements were $1.6 billion and $1.4 billion, respectively. Aggregate maturities at December 31, 1994 were as follows (in millions): 1996-$350; 1997-$737; 1998-$185 and 1999-$350. The
     notional amount is the amount used for the calculation of interest payments which are exchanged over the life of the swap transaction and is equal to the amount of foreign currency or dollar principal exchanged at maturity.

 Forward exchange contracts are used by the Company to reduce the effect of fluctuating foreign currencies on short-term foreign currency denominated intercompany transactions. At December 31, 1994 and 1993, the Company had forward exchange contracts, with maturities of generally one month, of $1.6 billion and $1.1 billion, respectively.

 Credit exposure and credit risk
 -------------------------------

 The Company is exposed to credit loss in the event of nonperformance by counterparties to the swap agreements. However, such exposure was not material at December 31, 1994, and the Company does not anticipate nonperformance. Further, the Company does not have a significant credit exposure to an individual counterparty.

 Fair value
 ----------

 The aggregate fair value, based on market quotes, of the Company's total debt did not differ materially from its carrying value at December 31, 1994.
     The aggregate fair value of the Company's total debt at December 31, 1993 was $19.3 billion as compared to its carrying value of $18.2 billion. The estimated fair value of financial services and real estate other investments, including real estate and commercial receivables, approximated their carrying values at December 31, 1994 and 1993.

 The carrying values of the foreign currency and related interest rate swap agreements and of the forward contracts, which did not differ materially from their fair values, were not material.

 See Notes 5, 6 and 17 for additional disclosures of fair value for short-term borrowings, long-term debt and financial instruments within the financial services and real estate operations, respectively.


                                   Continued

                                   ----------


Note 19.  Quarterly Financial Data (Unaudited):
- -------------------------------------------------------------

                                    1994 Quarters
                         ------------------------------------

                            1st       2nd      3rd      4th
                         --------  --------  -------  -------
                         (in millions, except per share data)

 Operating revenues       $15,500   $16,414  $16,710  $16,501
                          =======   =======  =======  =======

 Gross profit             $ 5,929   $ 6,480  $ 6,579  $ 6,437
                          =======   =======  =======  =======

 Net earnings             $ 1,171   $ 1,232  $ 1,230  $ 1,092
                          =======   =======  =======  =======

 Per share data:

  Net earnings            $  1.34   $  1.42  $  1.42  $  1.27
                          =======   =======  =======  =======

  Dividends declared      $   .69   $   .69  $  .825  $  .825
                          =======   =======  =======  =======

  Market price - high     $    61   $55-3/8  $62-3/8  $64-1/2
               - low      $49-5/8   $47-1/4  $51-3/4  $56-1/8



                                   Continued

             NOTES to CONSOLIDATED FINANCIAL STATEMENTS, Concluded
                                   ----------

                                     1993 Quarters
                         -------------------------------------

                            1st       2nd       3rd      4th
                         --------   --------  -------  -------
                         (in millions, except per share data)

Operating revenues        $15,189    $15,789  $15,209  $14,714
                          =======   ========  =======  =======
Gross profit              $ 5,935    $ 6,277  $ 5,926  $ 5,712
                          =======   ========  =======  =======
Earnings before
 cumulative effect
 of accounting change     $ 1,214    $ 1,048  $   967  $   339

Cumulative effect of
 change in method of
 accounting                  (477)
                          -------   --------  -------  -------
Net earnings              $   737    $ 1,048  $   967  $   339
                          =======   ========  =======  =======
Per share data:

 Earnings before
  cumulative effect
  of accounting
  change                  $  1.38    $  1.19  $  1.11  $   .38

 Cumulative effect
  of accounting
  change                     (.54)
                          -------   --------  -------  -------
 Net earnings             $   .84    $  1.19  $  1.11  $   .38
                          =======   ========  =======  =======

 Dividends declared       $   .65    $   .65  $   .65  $   .65
                          =======   ========  =======  =======

 Market price - high      $77-5/8    $64-3/4  $51-3/8  $59-3/8
              - low       $60-5/8    $    45  $45-3/8  $45-1/2

 Effective January 1, 1993, the Company changed its method of accounting for postemployment benefits. This change in accounting reduced previously reported net earnings by $4 million in the first quarter, $5 million in the second quarter ($.01 per share) and $4 million in the third quarter. See
     Note 13.

 During the fourth quarter of 1993, the Company provided $741 million pretax, $457 million after tax, for the costs of restructuring its worldwide operations. The pretax charge was included in marketing, administration and research costs. See Note 3.